SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2007
Date of Report (Date of earliest event reported)

EDGAR Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26071	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut	06854
(Address of principal executive offices)	(Zip Code)

(203) 852-5666
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 9, 2007 (the “Effective Date”), EDGAR Online, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Philip Moyer (“Moyer”) to assume the role of President of the Company.  Susan Strausberg, currently President and Chief Executive of the Company, will remain its Chief Executive Officer.

Mr. Moyer will start with the Company on April 16, 2007 and will be based in the Company’s New York City office.  Mr. Moyer’s compensation includes an annual base salary of $335,000 and bonus incentives of up to 75% of such salary based on the achievement of certain financial objectives specified in the Agreement.  In addition to salary and bonus compensation, Mr. Moyer will receive 250,000 restricted shares of the Company’s common stock with 1/3 of the restricted stock vesting after the first 6 months of employment and the remaining stock vesting at the end of each successive six-month period in 7 equal installments.

The Agreement contains customary termination provisions for disability, death and cause.  During the first year either party may terminate the Agreement without cause upon 30 days written notice.  If such termination is made during the first 6 months of employment Mr. Moyer shall be entitled to receive 3 month’s base salary severance pay, any earned bonus and 3 months’ acceleration of the unvested portion of his restricted stock award. If such termination is made after six months of employment but prior to the one year anniversary of the Effective Date, Mr. Moyer shall be entitled to receive 6 month’s base salary severance pay, any earned bonus and 6 months’ acceleration of the unvested portion of his restricted stock award.

Mr. Moyer is entitled to terminate the Agreement for “good reason” in the event of a material change in his compensation or duties, material breach of the Agreement by Company or a change of control of the Company.  If such termination is made during the first 6 months of employment Mr. Moyer shall be entitled to receive 6 month’s base salary severance pay and any earned bonus, plus 6 months’ acceleration of the unvested portion of his restricted stock award. If such termination is made after 6 months of employment but prior to the one year anniversary of the Effective Date, Mr. Moyer shall be entitled to receive 12 month’s base salary severance pay and any earned bonus, plus 12 months’ acceleration of the unvested portion of his restricted stock award.  If such termination is made after the one year anniversary of the Effective Date, Mr. Moyer shall be entitled to receive 12 month’s base salary severance pay, any earned bonus and 24 months’ acceleration of the unvested portion of his restricted stock award.

It is anticipated that Mr. Moyer will be elected Chief Executive Officer upon the earlier of the end of the first year of employment or when the Company achieves certain financial objectives specified in the Agreement.  At that time he will be entitled to receive an additional 50,000 restricted shares of common stock and a $75,000 bonus (which will be credited against any additional incentive bonus Mr. Moyer may be entitled to receive).

The foregoing summary of the terms of the Agreement between the Company and Mr. Moyer are qualified in their entirety to the actual terms of the Agreement and the ancillary agreements that are filed as exhibits to the Company’s quarterly filing.

Item 3.02  Unregistered Sales of Equity Securities.

In addition to salary and bonus compensation, Mr. Moyer will receive 250,000 restricted shares of the Company’s common stock, par value $.01 per share, with 1/3 of the restricted stock vesting after the first 6 months of employment and the remaining stock vesting at the end of each successive six-month period in 7 equal installments.  The issuance of such shares to Mr. Moyer is being made without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As discussed above, Mr. Moyer will assume the role of President of the Company on April 16, 2007.  Susan Strausberg, currently President and Chief Executive Officer of the Company will remain Chief Executive Officer of the Company.

Item 9.01  Financial Statements and Exhibits.

99.1     Press Release dated April 10, 2007

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2007	EDGAR ONLINE, INC.

/s/ Susan Strausberg

Susan Strausberg
Chief Executive Officer and Secretary